Exhibit 99.1

ITEM 6. - SELECTED FINANCIAL DATA

The following table summarizes certain selected financial data and should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included at Exhibit 99.3 and Exhibit 99.2.  All amounts disclosed herein relate to the Company’s continuing operations unless otherwise stated.

Five-Year Summary of Selected Financial Data
Omnicare, Inc. and Subsidiary Companies
(in thousands, except per share data)
	For the years ended and at December 31,
	2010 (a)	2009 (a)	2008 (a)	2007 (a)	2006 (a)
INCOME STATEMENT DATA:(b)
Net sales	$6,030,670	$6,001,053	$5,992,450	$5,894,572	$6,183,690

Income from continuing operations	$14,464	$234,695	$131,301	$91,016	$163,393
Discontinued operations	(120,573)	(22,772)	9,172	8,589	6,825
Net income (loss)	$(106,109)	$211,923	$140,473	$99,605	$170,218

Earnings (loss) per common share data - Basic (c):
Continuing operations	$0.12	$2.00	$1.12	$0.76	$1.38
Discontinued operations	(1.04)	(0.19)	0.08	0.07	0.06
Net income	$(0.91)	$1.81	$1.20	$0.83	$1.44

Earnings (loss) per common share data - Diluted (c):
Continuing operations	$0.13	$2.00	$1.11	$0.75	$1.34
Discontinued operations	(1.03)	(0.19)	0.08	0.07	0.06
Net income	$(0.91)	$1.80	$1.19	$0.82	$1.39

Dividends per common share	$0.11	$0.09	$0.09	$0.09	$0.09

Weighted average number of common shares outstanding:
Basic	116,348	117,094	117,466	119,380	118,480
Diluted	116,927	117,777	118,313	121,258	122,536

BALANCE SHEET DATA (at end of period):
Cash and cash equivalents	$494,484	$275,707	$214,666	$274,200	$137,631
Working capital (current assets less current liabilities)	1,863,542	1,601,790	1,731,225	1,803,990	1,872,427
Goodwill	4,234,821	4,152,255	4,091,971	4,179,192	4,063,313
Total assets	7,363,413	7,324,104	7,450,245	7,583,370	7,387,126
Long-term debt (excluding current portion), net of swaps (d)	2,106,758	1,980,239	2,352,822	2,416,113	2,525,030
Stockholders' equity (d)	3,815,944	3,875,993	3,654,869	3,540,823	3,427,022

OTHER FINANCIAL DATA:
Net cash flows from operating activities of continuing operations	$368,903	$480,715	$433,589	$500,007	$110,069
EBITDA from continuing operations(e)	310,164	579,456	489,026	432,519	580,589
Net cash flows used by investing activities of continuing operations	(125,506)	(142,646)	(281,221)	(192,603)	(124,814)
Capital expenditures(f)	(23,517)	(29,231)	(57,041)	(40,985)	(29,193)
Net cash flows from financing activities of continuing operations	(18,652)	(275,929)	(208,706)	(173,747)	(59,638)

See the related notes to Five-Year Summary of Selected Financial Data on the following pages.

(a)
Certain amounts for all periods presented have been recast to present the Company’s Contract Research Services business (“CRO Services”) and Tidewater Group Purchasing Organization (“Tidewater”) as discontinued operations.  See the “Description of Business and Summary of Significant Accounting Policies” note of the Notes to Consolidated Financial Statements in Exhibit 99.3 of this filing.

(b)	The following aftertax charges are included in net income for the years ended December 31 (in thousands):

	2010	2009	2008	2007	2006
Restructuring and other related charges	$11,257	$11,439	$20,870	$15,643	$17,010
Settlement, litigation and other related charges	85,016	53,589	68,724	26,380	100,507
Goodwill and other asset impairment charges	13,900	-	-	-	-
Separation, employee benefit plan termination and related costs	40,553	-	-	-	-
Amortization of discount on convertible notes	18,495	17,309	16,220	15,037	13,940
Provision for doubtful accounts	30,371	-	-	-	-
Debt redemption loss and costs - total	26,077	-	-	-	-
Other expense	7,182	3,646	3,940	10,669	25,150
Total	$232,851	$85,983	$109,754	$67,729	$156,607

Total tax impact (1)	$116,816	$45,150	$55,981	$41,137	$57,853

For the 2010, 2009 and 2008 years data above, see the respective note at Exhibit 99.3 of this Filing. For the 2007 and 2006 years data, see that year's consolidated financial statements for additional information on the nature of these charges.

(1) The tax effect was calculated by multiplying the tax-deductible pretax amounts by the appropriate effective tax rate.

(c)
Earnings per share for continuing operations, discontinued operations and net income are reported independently for each amount presented.  Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period.

(d)
In the second quarter of 2010, the Company completed its offering of $400 million aggregate principal amount of 7.75% senior subordinated notes due 2020 (the “7.75% Notes”).  A portion of the net proceeds from the issuance of the 7.75% Notes was used to purchase all $225 million of the Company’s 6.75% Senior Subordinated Notes due 2013 (the “6.75% Notes”).  In the fourth quarter of 2010, the Company completed its offering of $575 million of aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2025 (the “3.75% Convertible Notes”).  A portion of the net proceeds were used to purchase $525 million of the Company’s 3.25% Convertible Debentures.  See the “Debt” note of the Notes to Consolidated Financial Statements in Exhibit 99.3, of this Filing for further information on these transactions.

(e)
“EBITDA” represents earnings before interest (net of investment income), income taxes, depreciation and amortization.  Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose.  However, EBITDA does not represent net cash flows from operating activities, as defined by United States Generally Accepted Accounting Principles (“U.S. GAAP”), and should not be considered as a substitute for operating cash flows as a measure of liquidity.  Omnicare’s calculation of EBITDA may differ from the calculation of EBITDA by others.  The following is a reconciliation of EBITDA to net cash flows from operating activities for the years ended December 31 (in thousands):

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	2010	2009	2008	2007	2006
EBITDA from continuing operations	$310,164	$579,456	$489,026	$432,519	$580,589
(Subtract)/add:
Interest expense, net of
investment income	(126,110)	(110,223)	(133,269)	(154,351)	(158,700)
Income tax provision	(19,044)	(96,856)	(88,309)	(57,888)	(125,433)
Write-off of debt issuance costs	6,636	-	-	-	-
Debt redemption tender offer premiums	(7,591)	-	-	-	-
Goodwill and other asset impairment charges	22,884	-	-	-	-
Benefit plan termination and related costs	25,187	-	-	-	-
Loss on debt extinguishment	25,552	-	-	-	-
Changes in assets and liabilities, net of effects from acquisition and divestiture of businesses	108,273	17,680	110,100	249,809	(259,822)
Deferred tax provision	22,952	90,658	56,041	29,918	73,435
Net cash flows from operating activities of continuing operations	368,903	480,715	433,589	500,007	110,069

Net cash flows from operating activities of discontinued operations	(288)	3,079	4,608	5,522	(1,549)
Net cash flows from operating activities	$368,615	$483,794	$438,197	$505,529	$108,520

(f)	Primarily represents the purchase of computer equipment and software; machinery and equipment; and furniture, fixtures and leasehold improvements.

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